[STOEL RIVES LLP LETTERHEAD]

Exhibit 5.1

                      June 23, 2004

McCormick & Schmick's Seafood Restaurants, Inc.
720 SW Washington Street, Suite 550
Portland, Oregon 97205

        We have acted as counsel to McCormick & Schmick's Seafood Restaurants, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933 relating to (i) 6,000,000 shares of common stock of the Company to be offered by the Company (the "Company Shares") and (ii) 5,500,000 shares of common stock of the Company to be offered by selling stockholders of the Company (the "Selling Stockholder Shares"), 1,500,000 of which shares are subject to an overallotment option granted by the selling stockholders to the underwriters. The Selling Stockholder Shares will be issued to the selling stockholders pursuant to a merger agreement, approved by the board of directors and sole stockholder of the Company and the board of advisors and requisite membership unit holders of McCormick & Schmick Holdings LLC, a Delaware limited liability company (the "LLC"), pursuant to which the LLC will be merged into the Company and the Company will be the surviving corporation (the "Merger"). The Merger will be effective before the closing of the sale of the Company Shares and the Selling Stockholder Shares.

        We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

        Based on the foregoing, it is our opinion that:

          (1)   The Company is a corporation existing under the laws of the state of Delaware;

          (2)   The Company Shares are duly authorized shares of common stock of the Company;

          (3)   The Company Shares, when issued and sold in the manner described in the Registration Statement and in accordance with resolutions adopted by the board of directors of the Company, and when payment therefor shall have been received by the Company, will be legally issued, fully paid and nonassessable; and

          (4)   Upon completion of the Merger, the Selling Stockholder Shares will be legally issued and fully paid and nonassessable.

        We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ STOEL RIVES LLP

                      STOEL RIVES LLP